Exhibit 5.1

June 30, 2020

UMH Properties, Inc.
Juniper Business Plaza
3499 Route 9 North, Suite 3-C
Freehold, New Jersey 07728

Ladies and Gentlemen

You (the “Company”) have requested our opinion in connection with certain matters relating to the Company’s issuance from time to time of shares of the Company’s Common Stock (the “Common Stock”) having an aggregate public offering price of up to $100,000,000 (the “Shares”) in an at-the-market public offering covered by the Company’s shelf registration statement on Form S-3 (Registration No. 333-238321) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on May 15, 2020, registering up to $750,000,000 aggregate initial offering price of shares of common stock, shares of preferred stock and debt securities to be issued to the public from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).  The Shares are to be issued pursuant to an Equity Distribution Agreement, dated June 30, 2020, among the Company and BMO Capital Markets Corp., B. Riley FBR, Inc., Compass Point Research & Trading, LLC, D.A. Davidson & Co., Janney Montgomery Scott LLC, and J.P. Morgan Securities LLC , as distribution agents (the “Equity Distribution Agreement”), in transactions deemed to be “at the market” offerings.

In furnishing this opinion, we have examined copies of the Registration Statement (including the base prospectus dated June 1, 2020 included in the Registration Statement at the time it became effective), the Prospectus Supplement dated June 30, 2020 in the form filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act, the Equity Distribution Agreement, the Company’s Charter and By-Laws, as amended to date, resolutions adopted by the Company’s Board of Directors authorizing the filing of the Registration Statement and the issuance and sale of the Shares, and evidence that the Company has executed and filed with the Department of Assessments and Taxation of the State of Maryland Articles of Amendment increasing the Company’s authorized capital stock by 20,000,000 shares of Common Stock.

We have also examined such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examinations of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents supplied to us as copies. As to various questions of fact material to such opinion, we have relied upon statements and certificates of your officers and representatives and others.

In giving this opinion, we have assumed that, upon the issuance of any Shares, the Company will comply with the provisions of the Equity Distribution Agreement which require that the total number of issued and outstanding shares of Common Stock not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Charter. We have also assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s Charter.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and (ii) when the Shares have been issued, delivered and paid for, the Shares will be legally issued, fully paid and nonassessable.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York, and we do not purport to express any opinion herein concerning any law other than the laws of the State of New York, the Maryland General Corporation Law and the federal laws of the United States of America.  This opinion is limited to the laws as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company with the Commission relating to the sale of the Shares.  In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP